Exhibit (a)(6)

Personal Option Status Report

OPTION EXCHANGE PROGRAM

PERSONAL OPTION STATUS REPORT

Personal and Confidential

[Employee Address]

[Employee Address]

The following table lists all of your outstanding options as of March 17, 2003. Of these options, the options that are eligible for the option exchange program described in Cree’s Offer to Exchange dated March 17, 2003 are listed on your separate Report of Eligible Options.

Option Number	Grant Date	Plan	Options Granted	Exercise Price	Options Exercised	Options Remaining

ESO	= Equity Compensation Plan
2001	= Fiscal 2001 Stock Option Bonus Plan
2002	= Fiscal 2002 Stock Option Bonus Plan
NQ01	= 2001 Nonqualified Stock Option Plan
NTRS	= Nitres, Inc. Stock Option/Issuance Plan

This report was prepared in connection with Cree’s Offer to Exchange dated March 17, 2003. If you have questions about this information, please contact the Stock Plan Help Desk by telephone at (919) 313-5800,

by e-mail addressed to stockplan_helpdesk@cree.com, or by mail addressed to

Stock Plan Administrator, Cree, Inc., 4600 Silicon Drive, Building 10, Durham, NC 27703.